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Exhibit 10.8

SHARED SERVICES AGREEMENT
(Holiday Companies / Gander Mountain Company)

        This SHARED SERVICES AGREEMENT (this "Agreement") is entered into as of February 2, 2004 (the "Effective Date") by and between HOLIDAY COMPANIES, a Minnesota corporation ("Holiday"), and GANDER MOUNTAIN COMPANY, a Minnesota corporation ("Gander Mountain").

RECITALS

        A.    Holiday Stationstores, Inc., a subsidiary of Holiday, and Lyndale Terminal Co., an affiliate of Holiday, own substantial amounts of the issued and outstanding stock of Gander Mountain;

        B.    Holiday has heretofore directly or indirectly provided certain administrative, financial, management and other services to Gander Mountain;

        C.    On the terms and subject to the conditions set forth herein, Gander Mountain desires to retain Holiday and its Subsidiaries (as defined below) as an independent contractor to provide, directly or indirectly, certain of those services to Gander Mountain and its Subsidiaries, if any, after the Effective Date; and

        D.    On the terms and subject to the conditions set forth herein, Holiday desires to provide, directly or indirectly, such services to Gander Mountain and its Subsidiaries.

AGREEMENTS

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holiday and Gander Mountain, for themselves, their successors and assigns, hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.01.    Definitions.    As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

        "Actions" has the meaning ascribed thereto in Section 4.03.

        "Actual-Use Billing" has the meaning ascribed thereto in Section 3.04.

        "Agreement" has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

        "Common Stock" means the common stock, $0.01 par value per share, of Gander Mountain and any other class of Gander Mountain capital stock representing the right to vote generally for the election of directors.

        "Effective Date" has the meaning ascribed thereto in the preamble to this Agreement.

        "Gander Mountain" has the meaning ascribed thereto in the preamble hereto.

        "Gander Mountain Entities" means Gander Mountain and its Subsidiaries and "Gander Mountain Entity" shall mean any of the Gander Mountain Entities.

        "Gander Mountain Indemnified Person" has the meaning ascribed thereto in Section 4.04.

        "Holiday" has the meaning ascribed thereto in the preamble hereto.

        "Holiday Entities" means Holiday and Subsidiaries of Holiday and "Holiday Entity" shall mean any of the Holiday Entities.

        "Holiday Indemnified Person" has the meaning ascribed thereto in Section 4.02.

        "Pass-Through Billing" has the meaning ascribed thereto in Section 3.03.

        "Payment Date" has the meaning ascribed thereto in Section 3.05.

        "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

        "Schedule I" means the schedule hereto that lists the Services to be provided by Holiday to Gander Mountain and sets forth the related fees or billing methodology.

        "Service Costs" has the meaning ascribed thereto in Section 3.01.

        "Services" has the meaning ascribed thereto in Section 2.01.

        "Subsidiary" means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof. Subsidiary, when used with respect to Holiday or Gander Mountain, shall also include any other entity affiliated with Holiday or Gander Mountain, as the case may be, that Holiday and Gander Mountain may hereafter agree in writing shall be treated as a "Subsidiary" for the purposes of this Agreement. Gander Mountain shall not be deemed to be a Subsidiary of Holiday for purposes of this Agreement.

        Section 1.02.    Internal References.    Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

ARTICLE II
PURCHASE AND SALE OF SERVICES

        Section 2.01.    Purchase and Sale of Services.    (a) On the terms and subject to the conditions of this Agreement and in consideration of the Service Costs described below, Holiday agrees to provide to Gander Mountain, or procure the provision to Gander Mountain of, and Gander Mountain agrees to purchase from Holiday, the services described in Schedule I (the "Services"). Unless otherwise specifically agreed by Holiday and Gander Mountain, the Services to be provided or procured by Holiday hereunder shall be substantially similar in scope, quality, and nature to those provided to, or procured on behalf of, the Gander Mountain Entities prior to the Effective Date.

        (b)   It is understood that (i) Services to be provided to Gander Mountain under this Agreement will, at Gander Mountain's request, be provided to Subsidiaries of Gander Mountain and (ii) Holiday may satisfy its obligation to provide or procure Services hereunder by causing one or more of its Subsidiaries to provide or procure such Services. With respect to Services provided to, or procured on behalf of, any Subsidiary of Gander Mountain, Gander Mountain agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Services.

        Section 2.02.    Additional Services.    In addition to the Services to be provided or procured by Holiday pursuant to Section 2.01, if requested by Gander Mountain, and to the extent that Holiday and Gander Mountain may mutually agree, Holiday shall provide additional services (including services not provided by Holiday to the Gander Mountain Entities prior to the Effective Date) to Gander Mountain. The scope of any such services, as well as the term, costs, and other terms and conditions applicable to such services, shall be as mutually agreed by Holiday and Gander Mountain.

ARTICLE III
SERVICE COSTS; OTHER CHARGES

        Section 3.01.    Service Costs Generally.    Schedule I indicates, with respect to each Service listed therein, either a fixed fee for such Service or a methodology for determining such fees. All such fees are collectively referred to herein as the "Service Costs". Gander Mountain agrees to pay to Holiday in the manner set forth in Section 3.05 the Service Costs applicable to each of the Services provided by Holiday.

        Section 3.02.    Fixed Fees.    Where a fixed fee has been set forth in the Schedule for a Service, such fee shall be reviewed every six months during the term of this Agreement and such fee shall be adjusted through the mutual agreement of the parties based upon an increase or reduction in Services applicable thereto.

        Section 3.03.    Pass-Through Billing Methodology.    The costs of Services determined by the pass-through billing method ("Pass-Through Billing") shall be equal to the third-party costs and expenses incurred by Holiday or any of its Subsidiaries on behalf of any Gander Mountain Entity. If Holiday incurs costs or expenses on behalf of Gander Mountain or any of its Subsidiaries as well as other businesses operated by Holiday, Holiday will allocate any such costs or expenses in good faith between the various businesses on behalf of which such costs or expenses were incurred as Holiday shall determine in the exercise of Holiday's reasonable judgment. Holiday shall apply usual and accepted accounting conventions in making such allocations and Holiday or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. Holiday shall make copies of such books and records available to any Gander Mountain Entity upon request and with reasonable notice.

        Section 3.04.    Actual-Use Billing.    The costs of Services determined by the actual-use billing method ("Actual-Use Billing") (such Services consisting exclusively of aircraft services) shall be based upon actual flight hours obtained from flight logs multiplied by $1,000.00 per hour (an estimated market rate), which rate is subject to annual adjustment upon mutual agreement of the parties.

        Section 3.05.    Invoicing and Settlement of Costs.    (a) Holiday will invoice or notify Gander Mountain on a monthly basis (not later than the fifth day of each month), in a manner substantially consistent with the billing practices used in connection with services provided to the Gander Mountain Entities prior to the Effective Date (except as otherwise agreed), of the Service Costs. In connection with the invoicing described in this Section 3.05(a), Holiday will provide to Gander Mountain the same billing data and level of detail as it customarily provided to the Gander Mountain Entities prior to the Effective Date and as it customarily provides to other businesses operated by Holiday and such other data for Gander Mountain's review as may be reasonably requested by Gander Mountain.

        (b)   Gander Mountain agrees to pay on or before five (5) days after the date on which Holiday invoices or notifies Gander Mountain of the Service Costs after the Effective Date (or the next Business Day, if such day is not a Business Day) (each, a "Payment Date"). If Gander Mountain fails to pay any monthly payment (except for legitimately contested invoiced amounts) within forty-five (45) days of the relevant Payment Date, Gander Mountain shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the prime, or the best rate announced by U.S. Bank National Association, or its successor, plus 3% per annum compounded monthly from the relevant Payment Date through the date of payment.

ARTICLE IV
THE SERVICES

        Section 4.01.    General Standard of Service.    Except as otherwise agreed with Gander Mountain or described in this Agreement, and provided that Holiday is not restricted by contract with third parties or by applicable law, Holiday agrees that the nature, quality, and standard of care applicable to the delivery of the Services hereunder will be substantially the same as that of the Services which Holiday provides from time to time throughout its businesses; provided that in no event shall such standard of care be less than the standard of care that Holiday has customarily provided to the Gander Mountain Entities with respect to the relevant Service prior to the Effective Date.

        Section 4.02.    Limitation of Liability.    Gander Mountain agrees that none of Holiday and its Subsidiaries and their respective directors, officers, agents, and employees (each, a "Holiday Indemnified Person") shall have any liability, whether direct or indirect, in contract or tort or otherwise, to Gander Mountain for or in connection with the Services rendered or to be rendered by any Holiday Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Holiday Indemnified Person's actions or inactions in connection with any such Services or transactions, except for damages which have resulted from such Holiday Indemnified Person's gross negligence or willful misconduct in connection with any such Services, actions or inactions or from any breach by Holiday of any of its covenants under this Agreement.

        Section 4.03.    Indemnification of Holiday by Gander Mountain.    Gander Mountain agrees to indemnify and hold harmless each Holiday Indemnified Person from and against any damages, and to reimburse each Holiday Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any Holiday Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with Services rendered or to be rendered by any Holiday Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Holiday Indemnified Person's actions or inactions in connection with any such Services or transactions; provided that Gander Mountain will not be responsible for any damages of any Holiday Indemnified Person that have resulted from (a) such Holiday Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions, or Services referred to above or (b) a breach by Holiday of any of its covenants under this Agreement.

        Section 4.04.    Indemnification of Gander Mountain by Holiday.    Holiday agrees to indemnify and hold harmless Gander Mountain and its Subsidiaries and their respective directors, officers, agents, and employees (each, a "Gander Mountain Indemnified Person") from and against any damages, and will reimburse each Gander Mountain Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, or defending any Action, arising out of or in connection with the gross negligence or willful misconduct of any Holiday Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement or the transactions contemplated hereby or any breach by Holiday of any of its covenants under this Agreement.

ARTICLE V
TERM AND TERMINATION

        Section 5.01.    Term.    Except as otherwise provided in this Article V or in Section 6.05 or as otherwise agreed in writing by the parties, this Agreement shall have an initial term of one (1) year from the Effective Date, and will be renewed automatically thereafter for successive one-year terms unless either Gander Mountain or Holiday elects not to renew this Agreement upon not less than ninety (90) days written notice.

        Section 5.02.    Termination.    (a) Gander Mountain or Holiday may from time to time terminate this Agreement with respect to one or more of the Services, in whole or in part, upon giving at least ninety (90) days prior notice to the other party.

        (b)   Holiday may terminate any affected Service at any time if Gander Mountain shall have failed to perform any of its material obligations under this Agreement relating to such Service, Holiday has notified Gander Mountain in writing of such failure, and such failure shall have continued for a period of sixty (60) days after receipt by Gander Mountain of notice of such failure.

        (c)   Gander Mountain may terminate any affected Service at any time if Holiday shall have failed to perform any of its material obligations under this Agreement relating to such Service, Gander Mountain has notified Holiday in writing of such failure, and such failure shall have continued for a period of sixty (60) days after receipt by Holiday of notice of such failure.

        Section 5.03.    Effect of Termination.    (a) Other than as required by law, upon termination of any Service pursuant to Section 5.01 or Section 5.02, and upon termination of this Agreement in accordance with its terms, Holiday will have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and Gander Mountain will have no obligation to pay any fees relating to such Services or make any other payments hereunder; provided that notwithstanding such termination, (i) Gander Mountain shall remain liable to Holiday for fees owed and payable in respect of Services provided prior to the effective date of the termination, and (ii) the provisions of Articles IV, V and VI shall survive any such termination.

        (b)   Following termination of this Agreement with respect to any Service, Holiday and Gander Mountain agree to cooperate in providing for an orderly transition of such Service to Gander Mountain or to a successor service provider.

ARTICLE VI
MISCELLANEOUS

        Section 6.01.    Prior Agreements.    In the event there is any conflict between the provisions of this Agreement, on the one hand, and provisions of prior services agreements among Holiday or its Subsidiaries and any of the Gander Mountain businesses (the "Prior Agreements"), on the other hand, the provisions of this Agreement shall govern and such provisions in the Prior Agreements are deemed to be amended so as to conform with this Agreement.

        Section 6.02.    Future Litigation and Other Proceedings.    In the event that Gander Mountain (or any of its officers or directors) or Holiday (or any of its officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), the party (and its officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other party's expense, with any reasonable requests by the other party for assistance in connection with such litigation or other proceedings (including by way of provision of information and making available of employees as witnesses). In the event that Gander Mountain (or any of its officers or directors) and Holiday (or any of its officers or directors) at any time after the date hereof initiate or become subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), each party (and its officers and directors) shall, at their own expense, coordinate their strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting party, with any reasonable requests of the other party for assistance in connection therewith (including by way of provision of information and making available of employees as witnesses).

        Section 6.03.    No Agency.    Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

        Section 6.04.    Subcontractors.    Holiday may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement; provided that Holiday will in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to Gander Mountain.

        Section 6.05.    Force Majeure.    (a) For purposes of this Section, "force majeure" means an event beyond the control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

        (b)   Neither party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure, provided always that such party shall have exercised all due diligence to minimize to the greatest extent possible the effect of force majeure on its obligations hereunder.

        (c)   Promptly on becoming aware of force majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and termination of such delay), the party affected shall give written notice to the other party giving details of the same, including particulars of the actual and, if applicable, estimated continuing effects of such force majeure on the obligations of the party whose performance is prevented or delayed. If such notice shall have been duly given, any actual delay resulting from such force majeure shall be deemed not to be a breach of this Agreement, and the period for performance of the obligation to which it relates shall be extended accordingly, provided that if force majeure results in the performance of a party being delayed for a period which causes a material and continuing impact on the conduct of the business of the other party (but in no event less than 14 days), such other party shall have the right to terminate this Agreement with respect to any Service effected by such delay forthwith by written notice.

        Section 6.06.    Entire Agreement.    This Agreement (including the Schedules constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        Section 6.07.    Information.    Subject to applicable law and privileges, each party hereto covenants and agrees to provide the other party with all information regarding itself and transactions under this Agreement that the other party reasonably believes are required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

        Section 6.08.    Confidential Information.    Gander Mountain and Holiday hereby covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other party. "Confidential Information" shall mean all information disclosed by either party to the other in connection with this Agreement whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic and business data, business plans, and the like, but shall not include (i) information which becomes generally available other than by release in violation of the provisions of this Section 6.08, (ii) information which becomes available on a non-confidential basis to a party from a source other than the other party to this Agreement provided the party in question reasonably believes that such source is not or was not bound to hold such information confidential, (iii) information acquired or developed independently by a party without violating this Section 6.08 or any other confidentiality agreement with the other party and (iv) information that any party hereto reasonably believes it is required to disclose by law, provided that it first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either party to this Agreement, a party disclosing any Confidential Information to the other party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other party hereto breaches or threatens to breach any provision of this Section 6.08.

        Section 6.09.    Notices.    Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, overnight receipted carrier, or mail, to the following addresses:

  (a)
  If to Gander Mountain, to:

  Gander Mountain Company
  4567 American Boulevard West
  Bloomington, MN 55437
  Attention: VP Finance and Administration

  with a copy to:

  Gander Mountain Company
  4567 American Boulevard West
  Bloomington, MN 55437
  Attention: Legal Department

  (b)
  If to Holiday, to:

  Holiday Companies
  4567 American Boulevard West
  Bloomington, MN 55437
  Attention: Corporate Controller

  with a copy to:

  Holiday Companies
  4567 American Boulevard West
  Bloomington, MN 55437
  Attention: Legal Department

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

        Section 6.10.    Governing Law and Dispute Resolution.    This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of Minnesota. If either party is not satisfied with the other party's performance of its obligations under this Agreement, a written description of the problem shall be provided to the executive financial management of the offending party by the executive financial management of the aggrieved party, and both parties shall use good faith efforts to resolve the problem before bringing any legal action.

        Section 6.11.    Severability.    If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

        Section 6.12.    Amendment.    This Agreement may only be amended by a written agreement executed by both parties hereto.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

HOLIDAY COMPANIES		GANDER MOUNTAIN COMPANY
By:	/s/ RONALD A. ERICKSON Ronald A. Erickson, CEO	By:	/s/ MARK R. BAKER Mark R. Baker, CEO & President

SCHEDULE I
TO SHARED SERVICES AGREEMENT

Services

  •
  Financial analysis and special project services, comparable to services provided to Gander Mountain by Holiday prior to the Effective Date.

        Fixed monthly fee of $6,250.00.

  •
  Daily cash management services, comparable to services provided to Gander Mountain by Holiday prior to the Effective Date.

        Fixed monthly fee of $2,000.00.

  •
  Insurance-related services, comparable to services provided to Gander Mountain by Holiday prior to the Effective Date, including

  •
  insurance procurement services

  •
  claims handling support

        Fixed monthly fee of $4,000.00, plus Pass-Through Billing amount related to actual premiums.

  •
  Office administrative services, comparable to services provided to Gander Mountain by Holiday prior to the Effective Date, including

  •
  maintenance services, including janitorial

        Fixed monthly fee of $6,750.00.

  •
  Human resources, tax assistance and benefits administrative services, comparable to services provided to Gander Mountain by Holiday prior to the Effective Date, including

  •
  income tax return filing

  •
  benefit plan consultation

        Fixed monthly fee of $8,250.00.

  •
  Mailroom and copy center services, comparable to services provided to Gander Mountain by Holiday prior to the Effective Date.

        Fixed monthly fee of $8,000.00, plus Pass-Through Billing amount relating to actual usage.

  •
  Information and technology systems services, comparable to services provided to Gander Mountain by Holiday prior to the Effective Date, including

  •
  P.C. and network support services

  •
  telecommunication design, support and usage

  •
  help desk services

        Fixed monthly fee of $30,750.00.

  •
  Legal services comparable to services provided to Gander Mountain by Holiday's in-house legal department prior to the Effective Date.

        Fixed monthly fee of $30,000.00

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  •
  Flight services comparable to services provided to Gander Mountain by Holiday prior to the Effective Date.

        Fee determined through Actual-Use Billing.

  •
  Credit card processing services, comparable to services provided to Gander Mountain by Holiday prior to the Effective Date.

        Fee determined through actual number of credit card transactions billed at $0.04 per transaction.

  •
  Miscellaneous services involving joint billing through Holiday, including courier, office supplies, cell phone charges, and vehicle charges.

        Fee determined through Pass-Through Billing.

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SHARED SERVICES AGREEMENT (Holiday Companies / Gander Mountain Company)